Exhibit 10.33

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT, dated effective as of August 16, 2007, is entered into by and among Titan Machinery Inc. (the “Company”), David J. Meyer (“Meyer”), C.I. Farm Power, Inc. (“CI”), Peter Christianson (“PC”), Adam Smith Growth Partners, L.P. (“ASGP”), Adam Smith Companies, LLC (“ASC”), Tony J. Christianson (“TC”), Adam Smith Activist Fund, LLC (“ASAF”), David Christianson (“DC”) and Earl Christianson (“EC”).

RECITALS:

A.            The Company is pursuing the initial public offering of shares of its common stock (the “IPO”).

B.            Meyer, CI, ASGP, ASAF, DC and EC are holders of Subordinated Convertible Debentures in the total original principal amount of $3,350,000, which Debentures include rights to warrants upon prepayment thereof and which by their terms do not automatically convert prior to the consummation of an IPO (the “Convertible Debentures”).

C.            Certain of the parties are also parties to the Terminating Agreements (as defined below) regarding their shares or certain other matters related to the Company.

D.            In order to facilitate the IPO, the Company wishes to effect prior to consummation of the IPO a recapitalization by (i) having the holders of the Convertible Debentures convert the Convertible Debentures into shares of Common Stock notwithstanding that they are not obligated to do so and would be giving up future interest and rights to warrants, and (ii) terminating the Terminating Agreements, effective automatically immediately prior to consummation of the IPO, and the parties are willing to do so, all on the terms and conditions set forth in this Agreement.

AGREEMENT:

ARTICLE 1

RECAPITALIZATION

1.1           Conversion.

(a)               Effective automatically immediately prior to the consummation of the IPO, or at such earlier time prior to the consummation of the IPO with respect to any holder as the Company and such holder mutually agree, the Company and the holders of the Convertible Debentures agree that the Convertible Debentures shall automatically be converted at $2.50 per share, and in recognition of the future interest, conversion rights and springing warrant rights that would be foregone by a voluntary early conversion, the Company agrees to issue additional shares of Common Stock, all as set forth on Exhibit A attached hereto  (the shares issuable upon conversion thereof, “Conversion Shares”).

Immediately prior to such consummation of the IPO, no party shall have any further rights or obligations under the Convertible Debentures, other than the right to receive the Conversion Shares and to receive payment for any accrued but unpaid interest thereon.

(b)              The parties acknowledge and agree that the Conversion Shares shall be subject to the Shareholder Rights Agreement dated as of April 7, 2003, as amended, and shall be deemed Registrable Securities for purposes thereof.

1.2           Terminating Agreements.

(a)               The parties agree that effective automatically immediately prior to  consummation of the IPO, the following agreements each dated as of April 7, 2003, as amended (the “Terminating Agreements”) shall terminate and no party shall have any further rights or obligations thereunder (provided, however, that if one or more of the following agreements have previously been terminated or are otherwise no longer in force or effect, than nothing herein shall limit the effect thereof):

(i)            Shareholder Agreement among the Company, Meyer, ASC, EC and CI.

(ii)           Agreement Regarding Certain Transfers among the Company, Meyer, ASC, EC and CI.

(iii)          Loan Facility Agreement Among the Company, Meyer and CI.

(iv)          Put Agreement among Meyer, ASC and CI.

(v)           Agreement Regarding Guaranties among the Company, Meyer, ASC and TC.

(vi)          Employment Agreement between the Company and Meyer.

(vii)         Employment Agreement between the Company and PC.

(b)              No other agreements other than the Terminating Agreements are terminated pursuant to this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge and agree that the Shareholder Rights Agreement dated as of April 7, 2003, as amended, shall continue in accordance with its terms.

1.3           Meyer Guaranties.  The Company agrees to use commercially reasonable efforts to obtain releases of David J. Meyer on any guaranties given by him for the benefit of the Company effective as of the consummation of the IPO or as soon as practicable thereafter.  However, Meyer acknowledges that a full release as of the IPO on all guaranties may not be achievable, and that obtaining a release is not condition to the effectiveness of this Agreement or the transactions contemplated hereby.

1.4           Sale of Shares in the IPO.  The Company agrees to use commercially reasonable efforts to cause shares of Common Stock of Meyer, and shares of Common Stock of CI, to be included in the IPO, up to an aggregate offering price for such shares of $5,000,000, with the number of shares to be determined by mutual agreement of the Company, Meyer, CI and the managing underwriter of the IPO, and Meyer and CI agree to enter into an underwriting agreement in customary form with respect to such shares; provided, however, that if the managing underwriter advises the Company that the inclusion of any shares of Common Stock of Meyer and CI in the registration for the IPO would interfere with the successful marketing (including pricing) of the primary shares proposed to be registered by the Company in the IPO, then the parties shall negotiate in good faith to address the concerns of the managing underwriter.

ARTICLE 2

GENERAL

2.1           Termination.  If the IPO is not consummated by June 30, 2008, this Agreement shall terminate.

2.2           Amendment.  This Agreement may be amended at any time by upon the written agreement of the parties hereto, provided, however, that the consent of DC and EC shall not be required for any amendment approved in writing by the other parties hereto.

2.3           Governing Law.  This Agreement shall be interpreted and enforced in accordance with North Dakota law.

2.4           Notices.  All notices required or permitted to be given or served under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or three days after being deposited in the United States first class or certified mail, postage prepaid, and addressed to a party at its primary place of business, or at such other address as a shareholder to this Agreement shall designate to the other parties in writing.

2.5           Counterparts.  This Agreement may be executed in several counterparts and shall be effective when there are attached together execution pages containing the signatures of each of the parties hereto, each of which counterpart shall be deemed to be an original, but all of which shall constitute one and the same instrument.

2.6           Enforcement.  If any provision of this Agreement shall be finally judicially determined to be unlawful or unenforceable in whole or in part, such provision shall be given force to the fullest extent provided by law and the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion was not contained herein and this Agreement shall otherwise remain and continue in full force and effect.  Further, if any provision in this Agreement is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

2.7           Arbitration.  Each dispute, claim and controversy (whether arising during or after the term of this Agreement) arising out of or relating to this Agreement or its breach, (including but not limited to the validity of the agreement to arbitrate and the arbitrability of any matter), shall be settled, upon demand and written notice by any party hereto, their legal representatives, successors and assigns, by arbitration in accordance with the rules of the American Arbitration Association.  Unless otherwise agreed upon, the place of arbitration proceedings shall be in Fargo, North Dakota.  The decision of the arbitrator(s) shall be final and binding on all parties.

[Signature lines on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement, in a manner appropriate to each, on the day and year first above written.

TITAN MACHINERY, INC.

By:	/s/ Ted Christianson
Ted Christianson, Vice President, Finance

/s/ David J. Meyer
David J. Meyer

ADAM SMITH GROWTH PARTNERS,
L.P.

By:	/s/ Tony J. Christianson
Tony J. Christianson, Chairman
Adam Smith Companies, LLC
General Partner

ADAM SMITH COMPANIES, LLC

By:	/s/ Tony J. Christianson
Tony J. Christianson, Chairman

/s/ Tony J. Christianson
Tony J. Christianson

ADAM SMITH ACTIVIST FUND LLC
Adam Smith Managements LLC
Managing Member

By:	/s/ Tony J. Christianson
Its:	President

/s/ Earl Christianson
Earl Christianson

/s/ David Christianson
David Christianson

C.I. FARM POWER, INC.

By:	/s/ Peter Christianson
Peter Christianson, President

/s/ Peter Christianson
Peter Christianson

EXHIBIT A

	Convertible Debentures	Conversion Price	Conversion Shares	Additional Shares	Total

David Meyer	$500,000	$2.50	200,000	42,680	242,680
CI Farm Power, Inc.	$1,690,000	$2.50	676,000	160,285	836,285
Adam Smith Growth Partners, LP	$755,000	$2.50	302,000	64,446	366,446
Adam Smith Activist Fund, LLC	$145,000	$2.50	58,000	12,377	70,377
David Christianson	$100,000	$2.50	40,000	8,536	48,536
Earl Christianson	$160,000	$2.50	64,000	13,657	77,657
	$3,350,000		1,340,000	301,981	1,641,981